ISSUER FREE WRITING PROSPECTUS

Dated May 29, 2012

Filed pursuant to Rule 433

Registration Statement No. 333-179460

TWIN CITIES POWER

Renewable Unsecured Subordinated Notes

Earn a Special INTEREST RATE BONUS

by Investing On or Before June 30, 2012

Invest Between $5,000 and $9,999 and Earn These Bonus Rates

Note Term	Base Rate (%)	Base Yield (%)*	+	BONUS	=	Bonus Rate (%)	Bonus Yield (%)*
1 Year	8.00	8.33	+	1.00	=	9.00	9.42
2 Year	9.00	9.42	+	1.50	=	10.50	11.07
3 Year	10.00	10.52	+	1.50	=	11.50	12.19
4 Year	11.00	11.63	+	1.50	=	12.50	13.31

Invest Between $10,000 and $24,999 and Earn These Bonus Rates

Note Term	Base Rate (%)	Base Yield (%)*	+	BONUS	=	Bonus Rate (%)	Bonus Yield (%)*
1 Year	8.00	8.33	+	2.50	=	10.50	11.07
2 Year	9.00	9.42	+	3.00	=	12.00	12.75
3 Year	10.00	10.52	+	3.00	=	13.00	13.88
4 Year	11.00	11.63	+	3.00	=	14.00	15.02

*Effective net annual yield, which assumes daily compounded interest is paid annually. Interest rates are fixed for the note term. Investments of $25,000 or more earn higher interest rates than those shown. Interest rates are effective through June 30, 2012 and subject to change thereafter.

Interest rates for notes purchased or renewed after June 30, 2012 are subject to change.

This announcement is not an offer to sell or a solicitation of an offer to buy these securities. The offer is made only by the prospectus. An investment in the notes involves certain risks, which are described in the prospectus. These risks include the potential loss of principal invested. The notes are not bank certificates of deposit. The notes are not guaranteed or insured by the FDIC or any other entity. The notes may not be suitable for all investors. The notes are illiquid due to significant transfer restrictions and the lack of a secondary market. TCP has substantial senior debt that could impair its ability to repay the notes. The notes may not be suitable for all investors.

TWIN CITIES POWER

Twin Cities Power Holdings, LLC

16233 Kenyon Ave., Suite 210 • Lakeville, Minnesota 55044

www.TCPnotes.com

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TWIN CITIES POWER

Renewable Unsecured Subordinated Notes

Earn a Special INTEREST RATE BONUS by Investing On or Before June 30, 2012

To Take Advantage of this

Special Interest Rate Bonus Offer:

• Carefully read the Prospectus and all supplements and all other materials enclosed. Pay close attention to the Prospectus section entitled “Risk Factors.”

• Complete and sign the Subscription Agreement and Direct Deposit worksheet.

• Make your check payable to Twin Cities Power Holdings, LLC.

• Return your check, Subscription Agreement and Direct Deposit worksheet in the enclosed postage prepaid, self-addressed envelope.

• If you have any questions, please call TCP Investor Services at 888-955-3385.

Interest rates for notes purchased or renewed after June 30, 2012 are subject to change.

Twin Cities Power Holdings, LLC has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including the enclosed prospectus) for the offering to which this communication relates.  Before investing please read the prospectus and other documents TCP may have filed with the SEC that contain more current information about TCP and this offering.  You can obtain these documents free of charge by accessing the EDGAR archives at www.sec.gov or by visiting www.tcpnotes.com, TCP’s web site for this offering.  Alternately, TCP will send you these documents upon request by calling 888-955-3385.

TCP Notes
PO Box 4126
Hopkins MN 55343
888-955-3385
www.TCPnotes.com